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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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United States Cellular Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

May 28, 2004

Dear Fellow Shareholders:

        You are cordially invited to attend our 2004 annual meeting on Tuesday, June 29, 2004, at 8:30 a.m., Chicago time, at the LaSalle Bank building, 135 South LaSalle Street, Chicago, Illinois, on the 43rd floor. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

        The formal notice of the meeting, our board of directors' proxy statement and our 2003 annual report to shareholders are enclosed. At the 2004 annual meeting, shareholders are being asked to take the following actions:

  1.
  elect one Class I director and three Class II directors; and

  2.
  ratify the selection of independent auditors for the current fiscal year.

        The board of directors recommends a vote "FOR" its nominees for election as directors and "FOR" the proposal to ratify the selection of independent auditors.

        Our board of directors and members of our management team will be at the annual meeting to meet with you and discuss our record of achievement and plans for the future. Your vote is important. Therefore, please sign and return the enclosed proxy card, whether or not you plan to attend the meeting.

        We look forward to visiting with you at the annual meeting.

Very truly yours,

LeRoy T. Carlson, Jr. Chairman	John E. Rooney President and Chief Executive Officer

Please help us avoid the expense of follow-up
proxy mailings to shareholders by
signing and returning the enclosed proxy card promptly

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

TO THE SHAREHOLDERS OF

UNITED STATES CELLULAR CORPORATION

        We will hold the 2004 annual meeting of the shareholders of United States Cellular Corporation (American Stock Exchange: "USM"), a Delaware corporation, at the LaSalle Bank building, 135 South LaSalle Street, Chicago, on the 43rd floor, on Tuesday, June 29, 2004, at 8:30 a.m., Chicago time. At the meeting, we are asking shareholders to take the following actions:

  1.
  To elect one Class I director and three Class II members of the board of directors. Your board of directors recommends that you vote FOR its nominees for Class I and II directors.

  2.
  To consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ended December 31, 2004. Your board of directors recommends that you vote FOR this proposal.

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        We are first sending this notice of annual meeting of shareholders and Proxy Statement to you on or about May 28, 2004.

        We have fixed the close of business on May 17, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

        A complete list of shareholders entitled to vote at the annual meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of U.S. Cellular, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, for examination by any shareholder during normal business hours, for a period of at least ten days prior to the annual meeting.

VOTING INFORMATION

What is the record date for the meeting?

        The close of business on May 17, 2004 is the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

        What shares of stock entitle holders to vote at the meeting?

        We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:

  •
  Common Shares; and

  •
  Series A Common Shares.

        The Common Shares are listed on the American Stock Exchange under the symbol "USM."

        No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

        On May 17, 2004, U.S. Cellular had outstanding 53,197,933 Common Shares, par value $1.00 per share (excluding 1,847,752 shares held by U.S. Cellular and 22,534 shares held by a subsidiary of U.S. Cellular), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of May 17, 2004, no shares of Preferred Stock, par value $1.00 per share, of U.S. Cellular were outstanding.

        Telephone and Data Systems, Inc., a Delaware corporation (American Stock Exchange Listing Symbol "TDS"), is the sole holder of Series A Common Shares and holds 37,782,826 Common Shares, representing approximately 71.0% of the Common Shares. By reason of such holdings, TDS has the voting power to elect all the directors of U.S. Cellular and has approximately 96.0% of the voting power with respect to matters other than the election of directors.

What is the voting power of the outstanding shares in the election of directors?

        The following shows certain information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Voting Power	Number of Directors Elected by Class or Series	Number of Directors Standing for Election
Series A Common Shares	33,005,877	10	330,058,770	6	2
Common Shares	53,197,933	1	53,197,933	3	2

Total				9	4

        What is the voting power of the outstanding shares with respect to the ratification of independent auditors?

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.1%
Common Shares	53,197,933	1	53,197,933	13.9%

			383,256,703	100.0%

How may shareholders vote in the election of directors?

        Holders of Common Shares may, with respect to the election of the one Class I director and the one Class II director to be elected by the holders of Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees.

        TDS, as the sole holder of Series A Common Shares may, with respect to the election of the two Class II directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees.

        TDS has advised U.S. Cellular that it intends to vote FOR the board of directors' nominees for election as Class II directors.

How may shareholders vote with respect to the ratification of independent auditors?

        With respect to the proposal to ratify the selection of PricewaterhouseCoopers as our independent auditors for 2004, shareholders may:

  •
  vote FOR,

  •
  vote AGAINST, or

  •
  ABSTAIN from voting on the proposal.

        TDS has advised U.S. Cellular that it intends to vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

How do I vote?

        Proxies are being requested from the holders of Common Shares in connection with the election of one Class I director and one Class II director and the ratification of independent auditors. Whether or not you plan to attend the meeting, please sign and mail your proxy in the enclosed self-addressed envelope to Computershare Investor Services, 2 North LaSalle Street, Third Floor, Chicago, Illinois 60602. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the annual meeting.

How will proxies be voted?

        All properly executed and unrevoked proxies received in the accompanying form in time for the 2004 annual meeting will be voted in the manner directed on the proxies.

        If no direction is made, a proxy by any shareholder will be voted FOR the election of each of the named director nominees to serve as a Class I or Class II director and FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004.

        If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter. However, the shares represented by such proxies may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

What constitutes a quorum for the meeting?

        In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

        The holders of a majority of the votes of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting in connection with the proposal to ratify of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2004.

What vote is required for the election of directors?

        The election of directors requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Accordingly, if a quorum of such shares is present at the annual meeting, the person receiving the plurality of votes of the holders of shares entitled to vote with respect to the election of such directors will be elected to serve as a director. Because the election of each director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the directors will not affect the outcome of the election of the directors.

What vote is required for the ratification of independent auditors?

        If a quorum is present at the annual meeting, the proposal to ratify independent auditors will require the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the annual meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

PROPOSAL 1
ELECTION OF DIRECTORS

        The nominees for election as Class I and Class II directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the board of directors.

Nominees

Class I Director—Term Scheduled to Expire in 2006

        The following person, if elected at the 2004 annual meeting of shareholders, will serve as a Class I director until the 2006 annual meeting of shareholders, or until his successor is elected and qualified:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	47	Director of U.S. Cellular and Executive Vice President-Sales of CDW Corporation	2003

Background of Class I Nominee

        Harry J. Harczak, Jr.    Mr. Harczak is the executive vice president-sales for CDW, a publicly-held provider of technology products and services. He joined CDW in 1994 as chief financial officer after serving as partner at PricewaterhouseCoopers LLP. He was promoted from chief financial officer to executive vice president of sales in 2002. Mr. Harczak is a current Class II director who was previously elected by the holder of Series A Common Shares. His term will expire at the 2004 annual meeting. He has been nominated for election at the 2004 annual meeting as a Class I director to be elected by the holders of Common Shares to fill the vacancy created by the resignation of Barrett A. Toan, as discussed below.

Class II Directors—Terms Scheduled to Expire in 2007

        The following persons, if elected at the 2004 annual meeting of shareholders, will serve as Class II directors until the 2007 annual meeting of shareholders, or until their successors are elected and qualified:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Paul-Henri Denuit	69	Director of U.S. Cellular and former Chairman of the Board of Directors and Managing Director—S.A. Coditel	1988

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Sandra L. Helton	54	Director of U.S. Cellular and Executive Vice President and Chief Financial Officer of TDS	1998
Kenneth R. Meyers	50	Director of U.S. Cellular and Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular	1999

        The board of directors recommends a vote "FOR" the above nominees.

Background of Class II Nominees

        Paul-Henri Denuit.    Prior to retiring from S.A. Coditel at the end of May 2001, Paul-Henri Denuit served as managing director of S.A. Coditel for more than five years. He was also the chairman of its board of directors. Mr. Denuit is a current Class II director who was previously elected by holders of Common Shares.

        Sandra L. Helton.    Sandra L. Helton was appointed Executive Vice President and Chief Financial Officer of TDS in October 2000. Ms. Helton joined TDS as Executive Vice President—Finance and Chief Financial Officer of TDS on August 10, 1998. Ms. Helton is also a member of the board of directors of TDS and TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies. Ms. Helton is a director of The Principal Financial Group, a global financial institution, and Covance, Inc., a drug development services company. Ms. Helton is a current Class II director who was previously elected by the holder of Series A Common Shares.

        Kenneth R. Meyers.    Kenneth R. Meyers has been the Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular for more than five years. He is a current Class II director who was previously elected by the holder of Series A Common Shares.

        The following additional information is provided in connection with the election of directors.

Other Directors

Class III Directors—Terms Scheduled to Expire in 2005

        The following persons are current Class III directors whose terms expire at the 2005 annual meeting of shareholders:

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
J. Samuel Crowley	53	Director of U.S. Cellular and Private Investor	1998
LeRoy T. Carlson, Jr.	57	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984
Walter C.D. Carlson	50	Director of U.S. Cellular, non-executive Chairman of the Board of TDS and Partner, Sidley Austin Brown & Wood LLP, Chicago, Illinois	1989

Background of Class III Directors

        J. Samuel Crowley.    J. Samuel Crowley was Senior Vice President—New Ventures at Michaels Stores, Inc., a publicly-held national specialty retail company, from August 2002 until December 2003. Prior to that, Mr. Crowley was a business strategy consultant with Insider Marketing, a high tech marketing consulting firm, from April 2000 until July 2002. He was previously employed by CompUSA, Inc., a national retailer and reseller of personal computers and related products and services, for more than five years, most recently as executive vice president of operations between 1995 and 2000.

        LeRoy T. Carlson, Jr.    LeRoy T. Carlson, Jr., has been the Chairman of U.S. Cellular, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the board of directors of TDS. He is also a director and Chairman of TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

        Walter C.D. Carlson.    Walter C.D. Carlson has been a partner of the law firm of Sidley Austin Brown & Wood LLP for more than five years and is a member of its executive committee. The law firm of Sidley Austin Brown & Wood LLP provides legal services to U.S. Cellular and TDS on a regular basis. Mr. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries. Mr. Carlson serves on the board of directors of TDS and was elected non-executive Chairman of the Board of TDS in February 2002. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

Class I Directors—Terms Scheduled to Expire in 2006

        The following persons are current Class I directors whose terms expire at the 2006 annual meeting of shareholders:

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson	88	Director of U.S. Cellular and Chairman Emeritus of TDS	1987
John E. Rooney	62	President and Chief Executive Officer of U.S. Cellular	2000

Background of Class I Directors

        LeRoy T. Carlson.    LeRoy T. Carlson was appointed Chairman Emeritus of TDS in February 2002. Prior to that time, he was the Chairman of TDS for more than five years. He is a member of the TDS board of directors and is also a director of TDS Telecom. He is the father of LeRoy T. Carlson, Jr. and Walter C.D. Carlson. Mr. Carlson is a current Class I director who was previously elected by the holder of Series A Common Shares.

        John E. Rooney.    John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular since April 10, 2000. Mr. Rooney was previously employed by Ameritech Corporation for more than five years, most recently as president of Ameritech Consumer Services and, prior to that, as president of Ameritech Cellular Services. Mr. Rooney was elected to the board of directors pursuant to the letter agreement described below. He is a current Class I director who was previously elected by the holder of Series A Common Shares.

Former Director

        Barrett A. Toan, who was elected as a Class I director by the holders of Common Shares in 2001, resigned as a director on February 5, 2004 due to time constraints between his duties as a U.S. Cellular director and his responsibilities as the president and chief executive officer of Express Scripts, Inc. Harry J. Harczak, Jr. has been nominated to fill the vacancy created by Mr. Toan's resignation.

COMMITTEES AND MEETINGS

Meetings of Board of Directors

        Our board of directors held nine meetings during 2003. Each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the board of directors (held during 2003 for which such person has been a director) and the total number of meetings held by all committees of the board on which such person served (during the periods of 2003 that such person served), except Mr. Toan, who was unable to attend three meetings, and as a result attended 70% of such total meetings.

Stock Option Compensation Committee

        The stock option compensation committee of our board of directors currently consists of Paul-Henri Denuit and J. Samuel Crowley. The principal functions of the stock option compensation committee are to consider and approve long-term compensation for executive officers and to consider and recommend to our board of directors new long-term compensation plans or changes in existing plans. All actions of the stock option compensation committee in 2003 were approved by unanimous consent.

Audit Committee

        The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of U.S. Cellular's financial statements and other matters set forth in the charter for the audit committee, a copy of which is attached hereto as Exhibit A.

        The audit committee is currently composed of three members who are not officers or employees of U.S. Cellular or any parent or subsidiary of U.S. Cellular and do not have any other material relationship with U.S. Cellular that would interfere with their exercise of independent judgment. The current members of the audit committee are J. Samuel Crowley (chairperson), Paul-Henri Denuit and Harry J. Harczak, Jr. The board of directors has determined that each of the members of the audit committee is "independent" and "financially sophisticated" as such terms are defined by the American Stock Exchange.

        The board has made a determination that Harry J. Harczak, Jr. is an "audit committee financial expert" as such term is defined by the SEC.

        In accordance with the SEC's safe harbor rule for "audit committee financial experts," no member designated as an audit committee financial expert shall (i) be deemed an "expert" for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed beyond those imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an "audit committee financial expert" shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

        The audit committee held fourteen meetings during 2003.

American Stock Exchange Listing Standards

        Under listing standards of the American Stock Exchange, U.S. Cellular is a "controlled company" as such term is defined by the American Stock Exchange. U.S. Cellular is a controlled company because over 50% of the voting power of U.S. Cellular is held by TDS. Accordingly, it is exempt from certain listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors that qualify as independent under the rules of the American Stock Exchange, (ii) have certain compensation approved by a compensation committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange, and (iii) have director nominations be made by a committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange.

        As a controlled company, U.S. Cellular is required to have three directors who qualify as independent to serve on the audit committee. The U.S. Cellular board of directors has determined that all three members of the U.S. Cellular audit committee, (J. Samuel Crowley, Paul-Henri Denuit and Harry J. Harczak, Jr.) qualify as independent under the listing standards of the American Stock Exchange, as well as the rules of the SEC.

Director Nomination Process

        U.S. Cellular does not have a nominating committee and, accordingly, does not have a nominating committee charter. Under listing standards of the American Stock Exchange, U.S. Cellular is exempt from the requirement to have a nominating committee because it is a controlled company as such term is defined by the American Stock Exchange. Instead, the entire board of directors participates in the consideration of director nominees. Similarly, since U.S. Cellular is a controlled company, U.S. Cellular also is exempt from the listing standard that requires director nominations to be made by a nominating committee comprised solely of independent directors or by a majority of independent directors.

        The U.S. Cellular board of directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by holders of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates for director to be elected by the Common Shares, the U.S. Cellular board may from time to time informally consider candidates by shareholders that hold a significant number of Common Shares. The U.S. Cellular board has no formal procedures to be followed by shareholders in submitting recommendations of candidates for director.

        The U.S. Cellular board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the U.S. Cellular board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the U.S. Cellular directors to possess. The U.S. Cellular board has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to U.S. Cellular. The U.S. Cellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.

        In general, the U.S. Cellular board will nominate existing directors for re-election unless the board has a concern about the director's ability to perform his or her duties. In the event of a vacancy on the board of a director elected by the Series A Common Shares, nominations are based on the recommendation of TDS. In the event of a vacancy on the board of a Common Share director, U.S. Cellular may use various sources to identify potential candidates, including an executive search firm. In addition, the Chairman may consider recommendations by shareholders that hold a significant number of Common Shares. Potential candidates are initially screened by the Chairman and by other persons as the Chairman designates. Following this process, if appropriate, information about the candidate is presented to and discussed by the full board of directors.

        Each of the nominees approved by the U.S. Cellular board for election at the 2004 annual meeting is an executive officer and/or director who is standing for re-election.

        U.S. Cellular has not paid a fee in 2004 to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees for election of directors at the 2004 annual meeting. However, from time to time, U.S. Cellular may pay a fee to an executive search firm to identify potential candidates for election as directors.

Shareholder Communication with Directors

        Security holders may send communications to the board of directors of U.S. Cellular or to specified individual directors at any time. Security holders should direct their communication to the board or to specified individual directors, in care of the Secretary of U.S. Cellular at its corporate headquarters. Any security holder communications that are addressed to the board of directors or specified individual directors will be delivered by the Secretary of U.S. Cellular to the board of directors or such specified individual directors.

U.S. Cellular Policy on Attendance of Directors at Annual Meeting of Shareholders

        All directors are invited and encouraged to attend the annual meeting of shareholders, which is followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. Of the ten persons who were directors at the time, nine attended the 2003 annual meeting of shareholders.

PROPOSAL 2
INDEPENDENT AUDITORS

        We anticipate continuing the services of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year. Representatives of PricewaterhouseCoopers LLP, who served as independent auditors for the last fiscal year, are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions raised by shareholders at the annual meeting or submitted in writing prior thereto.

        We are not required to obtain shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors by the Bylaws or otherwise. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the annual meeting. Should the shareholders fail to ratify the selection of

PricewaterhouseCoopers LLP as independent auditors, the board of directors will consider whether to retain such firm for the year ending December 31, 2004.

        The board of directors recommends a vote "FOR" ratification of the Selection of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year.

FEES PAID TO PRINCIPAL ACCOUNTANTS

        The following sets forth the aggregate fees (including expenses) billed by U.S. Cellular's principal auditors, PricewaterhouseCoopers LLP, for 2003 and 2002:

	2003	2002
Audit Fees(1)	$914,567	$876,110
Audit Related Fees(2)	16,290	560,000
Tax Fees(3)	—	321,324
All Other Fees(4)	1,500	31,000

Total Fees(5)	$932,357	$1,788,434

(1)
Represents the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements for the years 2003 and 2002 included in U.S. Cellular's Form 10-K for each of these years and the reviews of the financial statements included in U.S. Cellular's Form 10-Qs for each of these years, as well as accounting research, review of financial information included in other SEC filings and the issuance of consents and comfort letters. Does not include fees of $16,500 paid to Arthur Andersen LLP in 2002.

(2)
Represents the aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services for the years 2003 and 2002 that are reasonably related to the performance of the audit or review of financial statements other than the fees disclosed in the foregoing paragraph. These services include acquisition and divestiture related services, accounting consulting and (for 2003 only) Sarbanes-Oxley Section 404 compliance planning. There were no fees paid to Arthur Andersen LLP for audit related services in 2002.

(3)
Represents the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in 2002 for tax compliance, tax advice and tax planning. These services represented tax consulting services. Does not include fees of $138,625 paid to Arthur Andersen LLP in 2002.

(4)
Represents the aggregate fees billed by PricewaterhouseCoopers LLP for services, other than services covered in (1), (2) or (3) above, for the years 2003 and 2002. These services include consulting on internal audit leadership for 2002 and licensing of a best practices database for 2003. Does not include fees of $12,500 paid to Arthur Andersen LLP in 2002.

(5)
Amounts do not include fees billed by PricewaterhouseCoopers LLP directly to TDS. Although TDS bills U.S. Cellular an overall management fee pursuant to the Intercompany Agreement discussed below, TDS does not specifically identify and allocate fees of PricewaterhouseCoopers LLP to U.S. Cellular.

        The audit committee determined that the payment of fees for non-audit related services does not conflict with maintaining PricewaterhouseCoopers LLP's independence.

PRE-APPROVAL PROCEDURES

        The audit committee adopted a policy, effective May 6, 2003, as amended as of February 17, 2004, pursuant to which all audit and non-audit services must be pre-approved by the audit committee. Under no circumstances may U.S. Cellular's principal external auditor provide services that are prohibited by the Sarbanes-Oxley Act of 2002 or rules issued thereunder. Non-prohibited audit-related services and certain tax and other services may be provided to U.S. Cellular, subject to such pre-approval process and prohibitions. The audit committee has delegated to the chairman of the audit committee the authority to pre-approve services by the independent auditors and to report such approvals to the full audit committee at each of its regularly scheduled meetings. The pre-approval policy relates to all services provided by U.S. Cellular's principal external auditor and does not include any de minimis exception.

AUDIT COMMITTEE REPORT

        This report is submitted by the current members of the audit committee of the board of directors of U.S. Cellular identified below. The audit committee operates under a written charter adopted by the U.S. Cellular board of directors, a copy of which is attached hereto as Exhibit A.

        Management is responsible for U.S. Cellular's internal controls and the financial reporting process. U.S. Cellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. U.S. Cellular's independent auditors are responsible for performing an independent audit of U.S. Cellular's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

        In this context, the audit committee held meetings with management, the TDS internal audit staff and representatives of PricewaterhouseCoopers LLP, U.S. Cellular's independent auditors for 2003. In these meetings, the audit committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2003. Management represented to the audit committee that U.S. Cellular's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and representatives of PricewaterhouseCoopers LLP.

        The discussions with PricewaterhouseCoopers LLP also included the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, relating to information regarding the scope and results of the audit. In particular, the audit committee reviewed with PricewaterhouseCoopers LLP its judgment as to the quality, not just the acceptability of U.S. Cellular's accounting principles. The audit committee also received from PricewaterhouseCoopers LLP written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and this information was discussed with PricewaterhouseCoopers LLP.

        Based on and in reliance upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2003 be included in U.S. Cellular's Annual Report on Form 10-K for the year ended December 31, 2003.

        By the members of the audit committee of the board of directors of U.S. Cellular:

J. Samuel Crowley Chairperson	Paul-Henri Denuit	Harry J. Harczak, Jr.

CHANGE IN INDEPENDENT AUDITORS

        Within the last two most recent fiscal years, U.S. Cellular engaged new independent auditors to audit its financial statements. Information required to be disclosed pursuant to Item 304(a) of Regulation S-K of the SEC was previously reported in U.S. Cellular's Form 8-K dated May 23, 2002. Pursuant to the requirements of the SEC's proxy rules, the following repeats the disclosure set forth in Item 4 of such Form 8-K, which is incorporated by reference herein.

    On May 23, 2002, U.S. Cellular dismissed Arthur Andersen LLP ("Andersen") as U.S. Cellular's independent auditors, and engaged PricewaterhouseCoopers LLP ("PWC") to serve as its new independent auditors for 2002. The change in auditors will become effective May 23, 2002. This action was taken by the U.S. Cellular board of directors based on the recommendation of U.S. Cellular's audit committee, subject to the approval of such action by Telephone and Data Systems, Inc. ("TDS"), the parent company of U.S. Cellular, pursuant to the terms of an Intercompany Agreement between TDS and U.S. Cellular.

    Andersen's reports on U.S. Cellular's consolidated financial statements for each of the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

    During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the date of this Form 8-K, there were no disagreements between U.S. Cellular and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

    U.S. Cellular provided Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16.1 is a copy of Andersen's letter, dated May 23, 2002, stating its agreement with the foregoing disclosures.

    During U.S. Cellular's two most recent fiscal years and through the date of this Report on Form 8-K, U.S. Cellular did not consult PWC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on U.S. Cellular's consolidated financial statements, or any other matters or reportable events listed in item 304(a)(2)(I) and (ii) of Regulation S-K.

        Exhibit 16.1 to the Form 8-K as referenced above is not attached hereto but disclosures therein are incorporated by reference herein.

EXECUTIVE OFFICERS

        The following is a table identifying our other executive officers who are currently serving but are not identified in the above tables regarding the election of directors.

Name	Age	Position with U.S. Cellular
Jay M. Ellison	51	Executive Vice President—Operations
Michael S. Irizarry	42	Executive Vice President—Engineering and Chief Technical Officer
Karen S. Kirwan	42	Executive Vice President—Information Services and Chief Information Officer
Jeffrey J. Childs	47	Senior Vice President—Human Resources
Rochelle J. Boersma	47	Vice President—Sales Operations
Thomas P. Catani	44	Vice President—East Operations
Alan D. Ferber	36	Vice President—Marketing
Hichem H. Garnaoui	38	Vice President—National Network Operations
Leon J. Hensen	56	Vice President—Market Transition
Conrad J. Hunter	46	Vice President—Midwest Operations
Katherine Hust Schrank	42	Vice President—Central Operations
George W. Irving	49	Vice President—Business Support Services
James R. Jenkins	43	Vice President—Legal and External Affairs
Karen C. Johnson	37	Vice President—Public Affairs and Communications
Carolyn A. Tilden	42	Vice President—Service Delivery
Thomas S. Weber	43	Vice President and Controller
Brenda S. Weyl	45	Vice President—Customer Service
Kevin C. Gallagher	56	Vice President and Corporate Secretary

        Jay M. Ellison.    Jay M. Ellison joined our company and was appointed Executive Vice President—Operations on September 5, 2000. Prior to that time, he was vice president of sales at Ameritech Cellular Services since 1997.

        Michael S. Irizarry.    Michael S. Irizarry joined our company and was appointed Executive Vice President—Engineering and Chief Technical Officer on February 18, 2002. Prior to that time, he was vice president—network, for the midwest area at Verizon Wireless from 2000 to 2001. Prior to that time, he served as executive director—network for the southeast region of Bell Atlantic Mobile since February 1996.

        Karen S. Kirwan.    Karen S. Kirwan joined U.S. Cellular and was appointed Executive Vice President—Information Services and CIO on September 30, 2002. Prior to that time, she was vice president & chief information officer at Exelon Corporation since 2000. Between 1998 and 2000, Ms. Kirwan was vice president—business process systems at Pillsbury Corporation based in Minneapolis.

        Jeffrey J. Childs.    Jeffrey J. Childs joined U.S. Cellular and was appointed Senior Vice President—Human Resources on February 17, 2004. Prior to that time, he was president and owner of Childs Consulting Services, LLC and senior partner of Brimstone Consulting Group since May 2001. Prior to that, Mr. Childs was vice president—human resources & corporate services at SecurityLink from Ameritech between November 1999 and February 2001.

        Rochelle J. Boersma.    Rochelle J. Boersma was appointed Vice President—Sales Operations in March 2003. Prior to that time, she was the Director of Indirect Distribution. Prior to that, Ms. Boersma was employed by Cingular Wireless/SBC from May 1988 through July 2002, most recently as general manager of dealer sales since January 2000.

        Thomas P. Catani.    Thomas P. Catani was appointed Vice President—East Operations on December 1, 2003. Prior to that time, he was employed at U.S. Cellular for more than five years, most recently as Senior Director, Sales & Marketing—East Operations.

        Alan D. Ferber.    Alan D. Ferber joined our company and was appointed Vice President—Marketing on September 1, 2001. Prior to that time, he helped found traq-wireless, Inc. and served as its vice president of business development since November 1999. Between 1993 and 1999, Mr. Ferber held a variety of leadership roles in business development, strategy, sales and marketing at Ameritech Corporation and Ameritech Cellular.

        Hichem H. Garnaoui.    Hichem H. Garnaoui was appointed Vice President—National Network Operations in March 2002. Prior to that time, he was Vice President—Engineering since May 2001. Prior to that, he held several positions at Nextel Communications Inc. from 1997 to 2001, most recently as vice president of network operations for their Mid-Atlantic region.

        Leon J. Hensen.    Leon J. Hensen was appointed Vice President—Market Transition in August 2003. Prior to that time, he was Vice President—Midwest Operations since November 2002 and Vice President—Central Operations since March 1999.

        Conrad J. Hunter.    Conrad J. Hunter was appointed Vice President—Midwest Operations, in August 2003. Prior to that, he was Vice President—East Operations since March 2000. Before joining our company, Mr. Hunter was employed by PrimeCo L.P. between March 1999 and February 2000, most recently as vice president and general manager of the Virginia region of PrimeCo PCS.

        Katherine Hust Schrank.    Katherine Hust Schrank was appointed Vice President—Central Operations, in November 2002. Prior to that, Ms. Schrank was employed at U.S. Cellular for more than five years, most recently as Director of Sales for California and southern Oregon.

        George W. Irving.    George W. Irving was appointed Vice President—Business Support Services on November 5, 2003. Prior to joining our company, Mr. Irving was employed by AlliedSignal/Honeywell for more than five years, most recently as director, financial services—global business services.

        James R. Jenkins.    James R. Jenkins was appointed Vice President—Legal and External Affairs in May 2003. Mr. Jenkins joined our company as our Vice President—External Affairs on February 1, 2002. Prior to that time, he was vice president—law at ALLTEL Communications, Inc. since July 1998.

        Karen C. Johnson.    Karen C. Johnson was appointed Vice President—Public Affairs and Communications in April 2003. Ms. Johnson joined U.S. Cellular in December 2002 as Vice President of Business Development and Government Relations. Prior to that time, she was a vice president at Cushman/Amberg Communications, Inc. since August 2000. Prior to that, Ms. Johnson was director of marketing for Urban Investment Trust, Inc. since 1999 and marketing coordinator for the Public Building Commission of Chicago from July 1998 to April 1999.

        Carolyn A. Tilden.    Carolyn A. Tilden was appointed Vice President—Service Delivery on July 21, 2003. Prior to that time, she was employed at Publicis Groupe/Leo Burnett for more than five years, most recently as senior vice president, chief information officer-specialty brands.

        Thomas S. Weber.    Thomas S. Weber was appointed our Vice President and Controller in November 2002. Prior to that time he was employed at U.S. Cellular for more than five years, most recently as Vice President—Financial Services.

        Brenda S. Weyl.    Brenda S. Weyl was appointed Vice President—Customer Service in November 2002. Prior to that time, she was vice president of operations support for AGL Resources since 2001. From 1993 until 2001, Ms. Weyl held various positions at BellSouth Corporation, most recently as senior director, consumer services.

        Kevin C. Gallagher.    Kevin C. Gallagher was appointed Vice President and Corporate Secretary on December 1, 2001. He was also appointed Vice President and Corporate Secretary of TDS and TDS Telecom in December 2001. Prior to that time, he was senior vice president, general counsel and secretary of 360° Communications Company between 1996 and 1998.

        All of our executive officers devote all their time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr. and Kevin C. Gallagher. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, and Kevin C. Gallagher, who is employed by TDS as its Vice President and Corporate Secretary, devote a portion of their time to the affairs of U.S. Cellular.

Codes of Conduct and Ethics

        As required by Section 807 of the American Stock Exchange Company Guide, U.S. Cellular has adopted a Code of Business Conduct, applicable to all officers and employees of U.S. Cellular and its subsidiaries, which includes a Code of Ethics for certain Senior Executives and Financial Officers, that complies with the definition of a "code of ethics" as set forth in Item 406 of Regulation S-K of the SEC. U.S. Cellular has also adopted a Code of Ethics for its directors. Each of the foregoing codes have been posted to U.S. Cellular's web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance.

        U.S. Cellular intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendment to its Code of Ethics for certain Senior Executives and Financial Officers, and will disclose all other amendments to any of the foregoing codes, by posting such information to such internet website. Any waivers of any of the foregoing codes for directors or executive officers, including any waiver of the Code of Ethics for certain Senior Executives and Financial Officers, will be approved by U.S. Cellular's board of directors, as applicable, and disclosed in a Form 8-K that is filed with the SEC within five days of such waiver.

EXECUTIVE COMPENSATION

Summary of Compensation

        The following table summarizes the compensation paid by U.S. Cellular to the President and Chief Executive Officer of U.S. Cellular and the other four most highly compensated executive officers (based on the aggregate of the salary and bonus for 2003).

		Annual Compensation(2)				Long-Term Compensation
	Year	Salary(3)	Bonus(4)	Other Annual Compensation(5)		Restricted Stock Awards(6)		Securities Underlying Options/SARs(7)	All Other Compensation(8)
LeRoy T. Carlson, Jr. Chairman—See Footnote(1)	2003 2002 2001	$639,912 565,422 514,800	$415,943 293,255 308,880	$	— — —	$	— — —	— — —	$	— — —
John E. Rooney President and Chief Executive Officer	2003 2002 2001	$592,209 526,292 485,459	$360,000 240,000 190,000		$105,012 70,008 55,414		$366,585 242,679 396,911	175,000 33,000 20,000		$50,553 50,910 20,570
Kenneth R. Meyers Executive Vice President— Finance, Chief Financial Officer and Treasurer	2003 2002 2001	$379,329 345,813 332,333	$220,391 128,000 102,641		$13,776 12,800 22,452		$297,604 184,951 213,140	66,275 26,225 16,600		$35,450 31,526 28,591
Jay M. Ellison Executive Vice President— Operations	2003 2002 2001	$379,329 345,813 318,791	$264,469 128,000 102,641		$13,223 — 10,264		$297,604 184,951 213,140	66,725 26,225 16,600		$35,806 30,872 6,204
Michael S. Irizarry Executive Vice President— Engineering and Chief Technical Officer	2003 2002 2001	$311,881 235,584 —	$152,211 88,000 —	$	— — —		$187,322 290,082 —	41,725 48,150 —		$12,012 222 —

(1)
Includes the chief executive officer of U.S. Cellular during 2003 and the four most highly compensated executive officers in 2003 other than the chief executive officer. Mr. LeRoy T. Carlson, Jr., Chairman of U.S. Cellular receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to U.S. Cellular by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." Accordingly, pursuant to the requirements of the SEC, such amounts charged to U.S. Cellular by TDS are reported in the above table in addition to the information presented for the other named executive officers. Mr. Carlson does not receive any long-term compensation awards or any other compensation from U.S. Cellular. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to U.S. Cellular.

(2)
Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property because the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.

(3)
Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(4)
Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(5)
Represents the fair market value as of the grant date of phantom stock units of our Common Shares credited to such officer with respect to deferred bonus compensation. See "Bonus Deferral and Company Match Awards." Mr. Carlson also receives a credit of phantom stock units with respect to TDS Common Shares but this is not charged to U.S. Cellular.

(6)
In 2001, 2002 and 2003, the Stock Option Compensation Committee approved a grant of performance share awards ("Performance Share Awards"), as detailed below. The amount reported is an actual award.

The following table summarizes the restricted stock awards:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry
Granted in 2001:
2001 Performance Award—Vested 3/31/04	6,682	3,322	3,322	—

Total Grant Date Dollar Value for 2001	$396,911	$213,140	$213,140	$—

Granted in 2002:
2002 Performance Award—Vests 2/18/05	—	—	—	7,800
2002 Performance Award—Vests 3/31/05	5,919	4,511	4,511	—

Total Grant Date Dollar Value for 2002	$242,679	$184,951	$184,951	$290,082

Granted in 2003:
2003 Performance Award—Vests 3/31/06	14,981	12,605	12,605	7,934

Total Grant Date Dollar Value for 2003	$366,585	$297,604	$297,604	$187,322

Summary of Restricted Stock Outstanding at 12/31/03:
Unvested shares of restricted stock as of 12/31/03	27,582	20,438	20,438	15,734

Dollar Value as of 12/31/03	$979,161	$725,549	$725,549	$558,557

        The Grant Date Dollar Value of the above awards is calculated using the closing price of the Common Shares on the award date. The Dollar Value as of December 31, 2003 is calculated using the closing price of our Common Shares on December 31, 2003 of $35.50.

(7)
Represents the number of shares of our common stock subject to stock options awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with options, during any of the identified fiscal years.

(8)
Includes contributions by us for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the TDS Pension Plan ("Pension Plan"), the TDS Supplemental Executive Retirement Plan ("SERP"), and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive ("Life Insurance"), as indicated below for 2003:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry
TDSP	$6,989	$7,024	$7,062	$—
Pension Plan	9,390	9,390	9,390	9,390
SERP	30,610	18,440	18,440	2,306
Life Insurance	3,564	596	914	316

Total	$50,553	$35,450	$35,806	$12,012

General Information Regarding Options

        The following tables show, as to the executive officers who are named in the Summary Compensation Table, certain information regarding options.

Individual Option Grants in 2003

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(5)
	Number of Securities Underlying Options Granted(2)
		% of Total Options Granted to Employees(3)
Name(1)			Exercise Price	Market Price(4)	Expiration Date
						5%	10%
John E. Rooney(6)	175,000	12.2%	$24.47	$24.47	04/21/13	$2,693,084	$6,824,804
Kenneth R. Meyers(7)	66,275	4.6%	$23.61	$23.61	03/31/13	$984,065	$2,493,813
Jay M. Ellison(7)	66,275	4.6%	$23.61	$23.61	03/31/13	$984,065	$2,493,813
Michael S. Irizarry(7)	41,725	3.0%	$23.61	$23.61	03/31/13	$619,541	$1,570,039

(1)
Mr. LeRoy T. Carlson, Jr., does not receive options from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)
Represents the number of shares underlying options awarded to the named executive during the fiscal year.

(3)
Represents the percent of total shares underlying options awarded to employees during the fiscal year.

(4)
Represents the per share fair market value of our shares as of the award date.

(5)
Represents the potential realizable value of each grant of options, assuming that the market price of our shares appreciates in value from the award date to the end of the option term at the indicated annualized rates.

(6)
Such options were granted as of April 21, 2003, and become exercisable with respect to 25% of the shares underlying the option on March 31, 2004, 2005 and 2006 and become fully vested on October 10, 2006.

(7)
Such options were granted as of March 31, 2003, and become exercisable with respect to 25% of the shares underlying the option on March 31, 2004, 2005, 2006 and 2007.

No SARs were granted in 2003.

Option Exercises in 2003 and
December 31, 2003 Option Values

	2003		As of December 31, 2003
			Number of Securities Underlying Unexercised Options/SARs(4)		Value of Unexercised In-the-Money Options/SARs(5)
Name(1)	Shares Acquired on Exercise(2)	Value Realized(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John E. Rooney
2003 Options(6)	—	$—	—	175,000	$—	$1,930,250
2002 Options(7)	—	—	8,250	24,750	—	—
2001 CEO Options(8)	—	—	8,000	12,000	—	—
2000 CEO Initial Options(9)	—	—	33,000	22,000	—	—

Total	—	$—	49,250	233,750	$—	$1,930,250

Kenneth R. Meyers
2003 Options(6)	—	$—	—	66,275	$—	$788,010
2002 Options(7)	—	—	6,556	19,669	—	—
2001 Options(10)	—	—	6,640	9,960	—	—
2000 Options(11)	—	—	2,856	1,906	—	—
1999 Options(12)	—	—	7,680	1,920	—	—
1998 Options(13)	—	—	7,680	—	11,981	—
1997 Options(14)	—	—	5,760	—	59,040	—

Total	—	$—	37,172	99,730	$71,021	$788,010

Jay M. Ellison
2003 Options(6)	—	$—	—	66,275	$—	$788,010
2002 Options(7)	—	—	6,556	19,669	—	—
2001 Options(10)	—	—	6,640	9,960	—	—
2000 Initial Options(15)	—	—	2,766	1,847	—	—

Total	—	$—	15,962	97,751	$—	$788,010

Michael S. Irizarry
2003 Options(6)	—	$—	—	41,725	$—	$496,110
2002 Options(7)	—	—	5,287	15,863	—	—
2002 Initial Options(16)	—	—	5,400	21,600	—	—

Total	—	$—	10,687	79,188	$—	$496,110

(1)
Mr. LeRoy T. Carlson, Jr., does not receive options or SARs from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2)
Represents the number of our Common Shares with respect to which Options or SARs were exercised.

(3)
Represents the aggregate dollar value realized upon exercise, based on the difference between the fair market value of such shares on the date of exercise and the aggregate exercise price.

(4)
Represents number of shares subject to free-standing options, as indicated, as of December 31, 2003. All options listed above are transferable to permitted transferees.

(5)
Represents the aggregate dollar value of in-the-money, unexercised options held at December 31, 2003, based on the difference between the exercise price and $35.50, the closing price of our Common Shares on December 31, 2003.

(6)
The 2003 Options become exercisable in annual increments of 25% on March 31 of each year beginning in 2004 and ending in 2007 (except that all options become fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until April 21, 2013 at an exercise price of $24.47 for Mr. Rooney, and are exercisable until March 31, 2013 at an exercise price of $23.61 for Mr. Meyers, Mr. Ellison and Mr. Irizarry.

(7)
The 2002 Options become exercisable in annual increments of 25% on March 31 of each year beginning in 2003 and ending in 2006, and are exercisable until March 31, 2012 at an exercise price of $41.00.

(8)
The 2001 CEO Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 29, 2011 at an exercise price of $59.40.

(9)
The 2000 CEO Initial Options become exercisable with respect to 20% of the shares underlying the option on April 10 of each year beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19.

(10)
The 2001 Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 8, 2011 at an exercise price of $64.16.

(11)
The 2000 Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2001 and ending in 2005, and are exercisable until March 31, 2010 at an exercise price of $71.00.

(12)
The 1999 Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2000 and ending in 2004, and are exercisable until March 31, 2009 at an exercise price of $44.00.

(13)
The 1998 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1999 and ending in 2003, and are exercisable until March 31, 2008 at an exercise price of $33.94.

(14)
The 1997 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1998 and ending in 2002, and are exercisable until May 14, 2007 at the exercise price of $25.25.

(15)
The 2000 Initial Options become exercisable with respect to 20% of the shares underlying the option on September 1 of each year beginning in 2001 and ending in 2005, and are exercisable until September 1, 2010 at an exercise price of $73.31.

(16)
The 2002 Initial Options become exercisable with respect to 20% of the shares underlying the option on February 18 of each year beginning in 2003 and ending in 2007, and are exercisable until February 18, 2012 at an exercise price of $37.19.

Pension Plan and Supplemental Benefit Agreement

        We previously adopted the TDS Wireless Companies' Pension Plan (the "Wireless Pension Plan"). The Wireless Pension Plan, a qualified noncontributory defined contribution pension plan, provided pension benefits for our employees. Under the Wireless Pension Plan, pension contributions were calculated separately for each participant, based on a fixed percentage of the participant's qualifying compensation, and are funded currently.

        Effective January 1, 2001, the TDS Employees' Pension Trust (the "TDS Target Pension Plan") was merged with and into the Wireless Pension Plan and the new merged plan is titled the TDS Pension Plan. All of the plan assets which had been held for the TDS Target Pension Plan and the Wireless Pension Plan were combined to be held on a consolidated basis for the new TDS Pension Plan, which will pay all benefits which previously accrued under both the TDS Target Pension Plan and the Wireless Pension Plan and all future pension plan accruals. All eligible participants who have been receiving a pension benefit contribution based on a fixed percentage of their qualifying compensation under the Wireless Pension Plan continue to be eligible for such benefit under the TDS Pension Plan.

        The amounts of the annual contributions for the benefit of the named executive officers under the Wireless Pension Plan and TDS Pension Plan are included above in the Summary Compensation Table under "All Other Compensation."

        We have also adopted a Supplemental Executive Retirement Plan ("SERP") to provide supplemental benefits under the Wireless Pension Plan and effective January 1, 2001, the TDS Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

Purchase of Residence from Employee

        In December 2003, to facilitate the relocation of Conrad Hunter from Tennessee to Illinois, U.S. Cellular purchased his primary residence for $722,500, based on the average of two independent third-party appraisals.

Bonus Deferral and Company Match Awards

        The 1998 Long Term Incentive Program permits employees selected by the stock option compensation committee to defer all or a portion of their annual bonus to a deferred compensation account ("Deferral Program"). The executive officers who have deferred their bonuses are identified in the Summary Compensation Table above. See footnote 5 to such table. If a selected employee elects to defer all or a portion of his or her annual bonus under the Deferral Program, we will allocate a match award to the employee's deferred compensation account in an amount equal to the sum of (1) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (2) 33 1/3% of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The fair market value of the matched stock units are reported in the Summary Compensation Table under "Other Annual Compensation." An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the U.S. Cellular match award credited to the employee's deferred compensation account will become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. Amounts credited to an employee's deferred compensation account will be deemed to be invested in phantom Common Shares at the time the amounts are credited to the deferred compensation account. An employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee or when he or she terminates employment with U.S. Cellular and all its affiliates. Our board of directors may determine that all match awards will become fully vested upon certain changes of control of U.S. Cellular.

Compensation of Directors

        Our board of directors amended the compensation plan (the "Non-Employee Directors' Plan") for non-employee directors in 2002. A non-employee director is a director who is not an employee of U.S. Cellular, TDS or TDS Telecom. The purpose of the Non-Employee Directors' Plan is to provide reasonable compensation to non-employee directors in connection with their services to U.S. Cellular in order to induce qualified persons to become and serve as non-employee members of our board of directors.

        The Non-Employee Directors' Plan provides that each non-employee director will receive an annual director's fee of $34,000 payable annually. The plan also provides that each non-employee director serving on the audit committee will receive an annual director's fee of $8,000, except for the chairperson, who will receive a fee of $18,000. The plan also provides that each non-employee director will receive a fee of $2,000 for serving on the stock option compensation committee except for the chairperson, who will receive a fee of $4,000. It also provides that each non-employee director will receive a fee of $1,500 for board of directors and audit committee meetings and $1,000 for stock option compensation committee meetings, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each regularly scheduled or special meeting.

        The Non-Employee Directors' Plan further provides that each non-employee director may elect to receive up to fifty percent (50%) of any or all of the above retainers or meeting fees for regularly scheduled meetings of the board (five per year), by the delivery of U.S. Cellular Common Shares having a fair market value as of the date of payment equal to the cash amount of the retainer or fee foregone.

        Under the Non-Employee Directors' Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share will be the average closing price of our Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days before the annual meeting of shareholders or the date of the board meeting, as applicable. Our board of directors has reserved 10,000 Common Shares for issuance pursuant to the Non-Employee Directors' Plan.

Executive Officer Compensation Report

        This report is submitted by LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, who in effect functions as the compensation committee of our board of directors, except with respect to long-term compensation, and by the stock option compensation committee.

        The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from U.S. Cellular. (See Footnote (1) to the Summary Compensation Table.)

        The stock option compensation committee currently consists of Paul-Henri Denuit and J. Samuel Crowley. The stock option compensation committee approves long-term compensation for executive officers of U.S. Cellular and is composed of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

        Our compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. Our policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to our long-term success. It is also believed that compensation paid should be appropriate in relation to our financial performance and should be sufficient to enable us to attract and retain individuals possessing the talents required for our long-term successful performance.

        Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. We evaluate the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options, restricted stock and stock appreciation rights under the Long-Term Incentive Plan.

        The process of determining salary begins with establishing an appropriate salary for each officer, based on the particular duties and responsibilities of the officer, as well as salaries for comparable positions at other companies in the cellular telephone and similar industries. These other companies may include those in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics. The Vice President of Human Resources of TDS and the President of U.S. Cellular provide the Chairman with information about executive compensation at other companies, as reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a determination of appropriate ranges for each executive officer, based on the recommendations of the President of U.S. Cellular with respect to all officers other than the President of U.S. Cellular. The base salary of each officer is set at a level considered to be appropriate in the judgment of the Chairman based on an assessment of the responsibilities and performance of such officer, taking into account our performance, that of other comparable companies, the industry, and the overall economy during the immediately preceding year. No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman.

        Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by our President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives established by the President or other direct supervisor for such executive officer for the performance appraisal period. The President also makes an assessment of how well we did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the informed judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on any specific measures of performance.

        In addition, the executive officers participated in either the 2003 Bonus Program for Executive Officers, the 2003 Bonus Program for Vice Presidents, or the 2003 Bonus Program for Regional Vice Presidents (collectively the "2003 Bonus Program"). The objectives of the 2003 Bonus Program for senior corporate staff are:

  •
  to provide suitable incentives for the corporate officers of U.S. Cellular to extend their best efforts to achieve superior results in relation to key performance targets;

  •
  to reward our corporate officers in relation to their success in meeting and exceeding these performance targets; and

  •
  to help us attract and retain talented leadership in positions of critical importance to our success.

        The 2003 Bonus Program was designed to generate a targeted 2003 bonus equal to 35-60% of the base salary of each executive officer other than the President. Under the 2003 Bonus Program, the size of the target bonus pool is increased or decreased depending on our 2003 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would be an amount equal to 70-120% of the aggregate base salaries of our executive officers other than the President.

        Financial personnel prepare for the President and Chairman calculations which determine whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also receives numerous performance measures and financial statistics prepared by our financial personnel. This financial information includes the audited financial statements of U.S. Cellular, as well as internal financial statements such as budgets and their results, operating statistics and analyses. The Chairman is not limited in his analysis to such information, and may consider such other factual or subjective factors as he deems appropriate in making his compensation decisions.

        The base salary and bonus ranges and actual compensation of our President (chief executive officer) are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer, taking into account our performance (as discussed above), other comparable companies, the industry and the overall economy during the period. No written or formal salary survey is prepared nor is the range considered to be appropriate in the judgment of the Chairman formally documented. The base salary of John E. Rooney for 2002 was $526,292. The base salary of John E. Rooney for 2003 was $592,209, representing an increase of approximately 12.5%. Such salary is believed to be at or slightly higher than the median of the range considered to be appropriate in the judgment of the Chairman. The range considered to be appropriate by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers appropriate in making his compensation decisions for the President.

        No specific measures of performance are considered determinative in the compensation of the President. As with the other executive officers, all facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President. With respect to the President's bonus, the Chairman does consider the results of the 2003 Bonus Program and bases the amount of the bonus to a large degree upon the results of U.S. Cellular as measured by the performance objectives set by the 2003 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

        Our performance is a determinant of the number of stock options which will be awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option Grants in 2003," the named executive officers (excluding the Chairman) received option grants from U.S. Cellular in 2003 based on the achievement of certain levels of corporate and individual performance for 2002.

        Section 162(m) of the Code. Subject to certain exceptions, section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's chief executive officer and the corporation's other four most highly compensated officers. We do not believe that the $1 million deduction limitation should have a material effect on us in the near future, but if that circumstance changes, we will consider ways to maximize the deductibility of executive compensation, while retaining the discretion necessary to compensate executive officers in a manner commensurate with their performance and the competitive environment for executive talent.

        The above Executive Officer Compensation Report is submitted by the Chairman of U.S. Cellular, LeRoy T. Carlson, Jr., and by Paul-Henri Denuit and J. Samuel Crowley, the members of the stock option compensation committee.

Stock Performance Chart

        The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for us and includes the following cellular telephone companies: ALLTEL Corp., Centennial Communications Corp. (formerly known as Centennial Cellular Corp.) (Class A), Rural Cellular Corp. (Class A), U.S. Cellular and Western Wireless Corp. (Class A). In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
U.S. Cellular, S&P 500, Peer Group
(Performance results through 12/31/03)

	1998	1999	2000	2001	2002	2003
U.S. Cellular	$100.00	$265.63	$158.55	$119.08	$65.84	$93.42
S&P 500	$100.00	$121.04	$110.02	$96.95	$75.52	$97.18
Peer Group	$100.00	$188.56	$134.97	$124.05	$91.26	$95.92

*
Cumulative total return assumes reinvestment of dividends.

        Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in our common stock, S&P 500, and Peer Group.

Compensation Committee Interlocks and Insider Participation

        LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS, other than for himself. The stock option compensation committee of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The TDS stock option compensation committee is comprised of members of the TDS board of directors who are not officers or employees of TDS or any of its subsidiaries and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the board of directors of TDS and U.S. Cellular. Mr. Carlson is also the Chairman of U.S. Cellular and, as such, approves annual compensation for executive officers of U.S. Cellular. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by U.S. Cellular for a portion of Mr. Carlson's salary and bonus paid by TDS, pursuant to the intercompany agreement described below. See Footnote (1) to the Summary Compensation Table above. John E. Rooney, a director and President of U.S. Cellular, participated in executive compensation decisions for U.S. Cellular, other than for himself. Long-term compensation for executive officers is approved by our stock option compensation committee, which currently consists of Paul-Henri Denuit and J. Samuel Crowley. Our stock option compensation committee is comprised of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

        LeRoy T. Carlson, Jr. and Walter C.D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, a director of U.S. Cellular, is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson and Sandra L. Helton, directors of U.S. Cellular, are also directors of TDS. See "Election of Directors." We have entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS are summarized below.

Exchange Agreement

        U.S. Cellular and TDS are parties to an exchange agreement dated July 1, 1987, as amended as of April 7, 1988.

        Common Share Purchase Rights; Potential Dilution.    The exchange agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS's proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

        If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our restated certificate of incorporation.

        Funding of License Costs.    Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the exchange agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 2003, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the exchange agreement to make additional capital contributions to us under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

        RSA Rights.    Under the exchange agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

        Right of Negotiation.    For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

        Corporate Opportunity Arrangements.    Our restated certificate of incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

        Our restated certificate of incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be our property. In general, so long as at least 500,000 Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our restated certificate of incorporation allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

Tax Allocation Agreement

        We have entered into a tax allocation agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including U.S. Cellular and its subsidiaries. U.S. Cellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS group. These payments are based on the average tax rate (excluding the effect of tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the IRS for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us.

        If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular and its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS group will be disregarded. No reimbursement will be required if at any time in the future U.S. Cellular becomes a member of another affiliated group in which U.S. Cellular is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS.

        Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. U.S. Cellular was refunded $34.6 million by TDS in 2003 for an overpayment of 2002 Federal income taxes and a 2002 net operating loss.

Cash Management Agreement

        From time to time we deposit our excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a cash management agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in The Wall Street Journal on the last business day of the preceding month plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the commercial paper rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

Intercompany Agreement

        In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have agreed under an intercompany agreement, among other things, as follows:

        Services.    U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by us to TDS for such services totaled $60.1 million in 2003. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2003.

        Equipment and Materials.    We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $5.7 million in 2003.

        Accountants and Legal Counsel.    We have agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of us and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

        Indemnification.    We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the intercompany agreement.

        Disposal of Company Securities.    TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

        Transfer of Assets.    Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

        Under a registration rights agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the registration rights agreement.

        There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include its securities in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

        We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the registration rights agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the registration rights agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

        Pursuant to an insurance cost sharing agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the insurance cost sharing agreement was entered into, if the policies are the same as or similar to the policies in effect before the insurance cost sharing agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the insurance cost sharing agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies.

Employee Benefit Plans Agreement

        Under an employee benefit plans agreement, our employees participate in the TDS tax-deferred savings plan. We reimburse TDS for the costs associated with such participation. In addition, we have agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS employee stock purchase plans to our employees.

Intercompany Loan

        In August 2002, U.S. Cellular entered into a loan agreement with TDS under which U.S. Cellular borrowed $105 million from TDS, which was used for the Chicago 20MHz purchase. The loan bore interest at an annual rate of 8.1%, payable quarterly, and was due in August 2008, with prepayments optional. The terms of the loan did not contain covenants that were more restrictive than those included in U.S. Cellular's senior debt, except that the loan agreement provided that U.S. Cellular may not incur senior debt in an aggregate principal amount in excess of $325,000,000 unless it obtained the consent of TDS as lender. The loan was subordinated to U.S. Cellular's 2002 Revolving Credit Facility until December 19, 2003. U.S. Cellular's board of directors, including independent directors, approved the terms of this loan and determined that such terms were fair to U.S. Cellular and all of its shareholders. This note was paid in full by U.S. Cellular on February 9, 2004.

Other Arrangements

        The following persons are partners of Sidley Austin Brown & Wood LLP, the principal law firm of U.S. Cellular, TDS and their subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS and U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides information as of December 31, 2003 regarding U.S. Cellular Common Shares that may be issued under equity compensation plans currently maintained by U.S. Cellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	2,770,000	$33.87	3,889,000
Equity compensation plans not approved by security holders(2)	—	—	7,000

TOTAL	2,770,000	$33.87	3,896,000

(1)
This includes the following plans that have been approved by U.S. Cellular shareholders:
Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)
2003 Employee Stock Purchase Plan	—	149,000
2003 Long-Term Incentive Plan	2,770,000	3,740,000

TOTAL	2,770,000	3,889,000

  See Note 17—Common Shareholders' Equity, in the notes to the consolidated financial statements included in our 2003 Annual Report to Shareholders for certain information about these plans, which is incorporated by reference herein.

(2)
This includes the following plans that have not been approved by U.S. Cellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)
Compensation Plan for Non-Employee Directors	—	7,000

        The material terms of the Compensation Plan for Non-Employee Directors are set forth above under "Compensation of Directors" and are incorporated by reference herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        On March 31, 2004, there were outstanding 53,172,610 Common Shares, par value $1.00 per share (excluding 1,873,658 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 86,178,487 shares of common stock. As of March 31, 2004, no shares of our Preferred Stock, par value $1.00 per share, were outstanding. Holders of outstanding Common Shares are entitled to elect 25% of the directors (rounded up to the nearest whole number) and are entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote at the annual meeting. The holder of Series A Common Shares is entitled to elect 75% of the directors (rounded down to the nearest whole number) and is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all other matters on which the holder of Series A Common Shares is entitled to vote. Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 383,231,380 as of March 31, 2004.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

        The following table sets forth, as of March 31, 2004, or the latest practicable date, information regarding the person(s) who beneficially own more than 5% of any class of our voting securities.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned(1)	Percent of Class or Series		Percent of Shares of Common Stock		Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares Series A Common Shares(3)	37,782,826 33,005,877	71.1 100.0	% %	43.8 38.3	% %	9.9 86.1	% %
Gabelli Funds, LLC(4) One Corporate Center Rye, New York 10580	Common Shares	2,796,328	5.3%		3.2%		0.7%

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

(4)
Based on the most recent Schedule 13D filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, LLC—186,101 Common Shares; GAMCO Investors, Inc.—2,598,227 Common Shares; MJG Associates, Inc.—10,000 Common Shares; and Gabelli Securities, Inc.—2,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 2,796,328 Common Shares and has reported sole voting power with respect to 2,598,828 Common Shares.

Security Ownership of U.S. Cellular by Management

        Several of our officers and directors indirectly hold substantial ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular" below. In addition, the following executive officers and directors and all officers and directors as a group beneficially owned the following number of our Common Shares as of March 31, 2004 or the latest practicable date:

Name	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson	Common Shares	1,243	*	*	*
LeRoy T. Carlson, Jr.	—	—	—	—	—
John E. Rooney(3)(8)	Common Shares	186,226	*	*	*
Walter C.D. Carlson	Common Shares	2,861	*	*	*
Sandra L. Helton	—	—	—	—	—
Kenneth R. Meyers(4)(8)	Common Shares	121,901	*	*	*
Paul-Henri Denuit	—	—	—	—	—
J. Samuel Crowley	—	—	—	—	—
Harry J. Harczak, Jr.	Common Shares	219	*	*	*
Jay M. Ellison(5)	Common Shares	73,644	*	*	*
Michael S. Irizarry(6)	Common Shares	51,764	*	*	*
All directors and executive officers as a group (27 persons)(7)(8)	Common Shares	661,223	*	*	*

*
Less than 1%.

(1)
The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
Includes 116,250 Common Shares subject to options which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(4)
Includes 66,488 Common Shares subject to options which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(5)
Includes 42,406 Common Shares subject to options which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(6)
Includes 31,805 Common shares subject to options which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(7)
Includes 391,207 Common Shares subject to options which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(8)
Includes shares as to which voting and/or investment power is shared.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

        Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 2002 were complied with on a timely basis.

        Due to an administrative error on the part of U.S. Cellular in communicating deferred compensation, the following officers filed reports on February 11, 2004 to report deferred compensation on March 31, 2003 that were due to be filed on April 2, 2003: Alan D. Ferber, Karen S. Kirwan, Kenneth R. Meyers, John E. Rooney and Thomas S. Weber.

        Due to an administrative error on the part of U.S. Cellular in communicating deferred compensation, Don P. Crockford filed a report on January 29, 2004 to report deferred compensation on March 31, 2003 that was due to be filed on April 2, 2003. In addition, on February 17, 2004, Don P. Crockford filed an amendment to report deferred compensation on March 31, 2003 that was due to be filed on April 2, 2003.

        Due to an administrative error on the part of U.S. Cellular in communicating settlement for taxes in connection with the award of restricted shares, Thomas P. Catani filed a report on March 23, 2003 and Leon J. Hensen, Kenneth R. Meyers and Thomas S. Weber filed reports on March 22, 2004 to report disposition of shares and settlement of taxes on March 31, 2003 that were due to be filed on April 2, 2003.

Description of TDS Securities

        The authorized capital stock of TDS includes Common Shares, $.01 par value (the "TDS Common Shares"), Series A Common Shares, $.01 par value, (the "TDS Series A Shares") and Preferred Shares, $.01 par value (the "TDS Preferred Shares"). As of March 31, 2004, 50,821,490 TDS Common Shares (excluding 5,499,408 Common Shares held by TDS and 484,012 Common Shares held by a subsidiary of TDS), 6,429,555 TDS Series A Shares (representing a total of 57,251,045 shares of common stock) and 38,645 TDS Preferred Shares were outstanding.

        The TDS Series A Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share, for total voting power of 115,155,685 votes at March 31, 2004. The holders of TDS Series A Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporation Law grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares are entitled to elect 25% of the directors of TDS, rounded up to the nearest whole number, plus one director, and the holders of TDS Series A Shares and TDS Preferred Shares, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

        The following table sets forth the number of TDS Common Shares and TDS Series A Shares beneficially owned by each director of U.S. Cellular, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group as of March 31, 2004 or the latest practicable date.

Name of Individual or Number of Persons in Group	Title of TDS Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of TDS Class or Series		Percent of Shares of TDS Common Stock		Percent of TDS Voting Power(2)
LeRoy T. Carlson, Jr., Walter C.D. Carlson, Letitia G.C. Carlson and Prudence E. Carlson(3)	TDS Series A Shares	6,062,302	94.3%		10.6%		52.6%
LeRoy T. Carlson(4)	TDS Common Shares TDS Series A Shares	224,339 52,325	* *		* *		* *
LeRoy T. Carlson, Jr.(5)	TDS Common Shares TDS Series A Shares	406,366 17,620	* *		* *		* *
Walter C.D. Carlson(6)	TDS Common Shares TDS Series A Shares	3,134 864	* *		* *		* *
Sandra L. Helton(7)	TDS Common Shares	149,724	*		*		*
John E. Rooney	TDS Common Shares	932	*		*		*
Kenneth R. Meyers(8)	TDS Common Shares	1,689	*		*		*
Paul-Henri Denuit	—	—	—		—		—
J. Samuel Crowley	—	—	—		—		—
Harry J. Harczak, Jr.	—	—	—		—		—
Jay M. Ellison	—	—	—		—		—
Michael S. Irizarry	—	—	—		—		—
All directors and executive officers as a group (27 persons)(8)	TDS Common Shares TDS Series A Shares	785,918 6,133,061	1.5 95.4	% %	1.4 10.7	% %	* 53.3%

*
Less than 1%

(1)
The nature of beneficial ownership is sole voting and investment power, unless otherwise specified.

(2)
Represents voting power in matters other than the election of directors.

(3)
The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Shares of TDS held in the trust. If the voting trust were terminated, the following individuals, directly or indirectly, would each be deemed to own beneficially over 5% of the outstanding TDS Series A Shares: LeRoy T. Carlson, Jr., Catherine Mouly (wife of LeRoy T. Carlson, Jr.), Walter C.D. Carlson, Prudence E. Carlson, Richard Beckett (husband of Prudence E. Carlson), and Dr. Letitia G.C. Carlson.

(4)
Includes 197,817 TDS Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, and 52,325 TDS Series A Shares held by Mr. Carlson's wife. Beneficial ownership is disclaimed as to the shares held by Mr. Carlson's wife. Does not include 45,599 TDS Series A Shares held for the benefit of Mr. LeRoy T. Carlson or 186,585 TDS Series A Shares held for the benefit of Mr. Carlson's wife (an aggregate of 232,184 shares, or 3.6% of class) in the voting trust described in footnote (3) above. Beneficial ownership is disclaimed as to TDS Series A Shares held for the benefit of his wife and grandchildren in such voting trust.

(5)
Includes 1,138 TDS Common Shares and 5,190 TDS Series A Shares held by Mr. Carlson's wife outside the voting trust. Includes 385,618 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days. Does not include 1,807,532 TDS Series A Shares (28.1% of class) held in the voting trust referred to in footnote (3) above, of which 175,201 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. and 1,540,990 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 91,341 TDS Series A Shares held for the benefit of his wife, his children and others in such voting trust.

(6)
Does not include 1,877,431 TDS Series A Shares (29.2% of class) held in the voting trust referred to in footnote (3) above, of which 1,086,072 shares are held for the benefit of Mr. Walter C.D. Carlson and 678,297 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 113,062 TDS Series A Shares held for the benefit of his wife and children in such voting trust.

(7)
Includes 146,495 TDS Common Shares that Ms. Helton may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days.

(8)
Includes 729,930 shares subject to stock options exercisable on March 31, 2004 or within 60 days thereof.

Security Ownership of TDS by Certain Beneficial Owners

        In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular," the following table sets forth, as of March 31, 2004, or the latest practicable date, information regarding the persons who own beneficially more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(1)
Southeastern Asset Management Inc.(2) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	TDS Common Shares	11,909,257	23.4%	20.8%	10.3%
Gabelli Funds, Inc.(3) One Corporate Center Rye, New York 10580	TDS Common Shares	4,889,555	9.6%	8.5%	4.2%
Wallace R. Weitz & Company(4) 1125 South 103rd Street, Suite 600 Omaha, Nebraska 68124-6008	TDS Common Shares	3,140,100	6.2%	5.5%	2.7%
Bennet Miller(5) Lafayette, Indiana 47905	TDS Preferred Shares	30,000	77.6%	N/A	*

*
Less than 1%

(1)
Represents voting power in matters other than the election of directors.

(2)
Based on the most recent Schedule 13G (Amendment No. 4) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 6,039,957 Common Shares and shared power to vote 3,598,500 shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 8,301,757 Common Shares and shared power to dispose or direct the disposition of 3,598,500 Common Shares and no power of disposition with respect to 9,000 Common Shares.

(3)
Based upon a Schedule 13D (Amendment No. 10) filed with the SEC. Includes shares held by the following affiliates: GAMCO Investors, Inc.—3,110,776 Common Shares; Gabelli Funds, LLC—1,771,279 Common Shares; Gabelli Group Capital Partners, Inc.—4,000 Common Shares; Mario J. Gabelli—2,500 Common Shares; and Gabelli Securities, Inc.—1,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 4,889,555 Common Shares and has reported sole voting power with respect to 4,670,455 Common Shares.

(4)
Based on the most recent Schedule 13G (Amendment No. 1) filed with the SEC, Wallace R. Weitz & Company reports that it has sole or shared power to vote or direct the vote of 3,112,100 Common Shares and sole or shared power to dispose or to direct the disposition of 3,140,100 Common Shares.

(5)
Represents Series TT Preferred Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        See "Executive Compensation—Compensation Committee Interlocks and Insider Participation."

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

        U.S. Cellular's 2004 annual meeting, which was originally scheduled to be held on May 4, 2004, was rescheduled to June 29, 2004. U.S. Cellular expects to hold the 2005 annual meeting on May 3, 2005. Since May 3 is a change of more than 30 days from June 29, under SEC rules, the deadline for shareholder proposals to be included in U.S. Cellular's proxy statement for the 2005 annual meeting is a reasonable time before U.S. Cellular begins to print and mail its proxy materials. If U.S. Cellular's 2004 annual meeting had not been rescheduled from May 4, 2004, the deadline for such shareholder proposals would have been December 17, 2004. Accordingly, since U.S. Cellular intends to resume its regular schedule for its annual meeting next year, it will regard any proper shareholder proposal submitted for inclusion in the 2005 proxy statement to have been received a reasonable time before U.S. Cellular begins to print and mail its proxy materials if such proposal is duly received by U.S. Cellular not later than December 17, 2004.

        If the date of the 2004 annual meeting had not been rescheduled, proposals by shareholders intended to be presented at the 2005 annual meeting of shareholders would have been required to be received by U.S. Cellular not earlier than December 17, 2004 and not later than January 16, 2005 for consideration at the 2005 annual meeting of shareholders. However, under U.S. Cellular's bylaws, if the date of the 2005 annual meeting of shareholders is changed by more than 30 calendar days from the date of the 2004 annual meeting of shareholders, a shareholder proposal must be received by us not later than the close of business on the tenth day following the date of public notice of the date of the 2005 annual meeting of shareholders. U.S. Cellular hereby gives public notice that the date of the 2005 annual meeting of shareholders will be on May 3, 2005. Nevertheless, pursuant to SEC rules as described in the preceding paragraph, any proper shareholder proposal duly received by U.S. Cellular no later than December 17, 2004 will be permitted to be presented at the 2005 annual meeting of shareholders.

        Because December 17, 2004 will be at least 45 days prior to the date of the proxy statement for the 2005 annual meeting, which is expected to be approximately April 4, 2005, the proxy solicited by the Board of Directors for the 2005 annual meeting will confer discretionary authority to vote on any matter that may properly come before such meeting or any adjournment thereof, other than with respect to proposals that are included in the proxy statement relating to such meeting.

SOLICITATION OF PROXIES

        Your proxy is being solicited by our board of directors and its agents and the cost of solicitation will be paid by U.S. Cellular. Our officers, directors and regular employees, acting on our behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. We will, at our expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. We retained Georgeson Shareholder Communications Inc. to aid in solicitation of proxies for a fee of $3,000, plus out-of-pocket expenses.

FINANCIAL INFORMATION

        We will furnish you without charge a copy of our report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements and the schedules thereto, upon written or oral request of any shareholder as of the record date, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, Attention: External Reporting Department, Telephone: (773) 399-8900.

OTHER BUSINESS

        It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the annual meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the board of directors

KEVIN C. GALLAGHER Vice President and Corporate Secretary

You are urged to sign, date
and mail your proxy promptly.

EXHIBIT A

Audit Committee of the Board of Directors of
United States Cellular Corporation

CHARTER

I.
PURPOSE:

        The purpose of the Audit Committee shall be to assist the Board of Directors of the Company in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of the Company's financial statements and other matters set forth herein.

II.
COMPOSITION/ELIGIBILITY:

        The Audit Committee shall be comprised of directors who shall satisfy the independence and other requirements of the American Stock Exchange (the "AMEX"), as well as other applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended (the "Act"), or the rules of the Securities and Exchange Commission (the "SEC"). Determination as to whether a particular director satisfies the requirements for membership on the Audit Committee shall be made by the Board of Directors.

III.
EXTERNAL ADVISORS

        The Audit Committee shall have authority to engage independent counsel and other advisers as it deems necessary to carry out its duties. The Audit Committee shall also have authority to obtain advice and assistance from any officer or employee of the Company.

IV.
FUNDING

        The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of (i) compensation to the Company's independent public accountants as well as any other accounting firm engaged to perform audit, review or attest services for the Company, (ii) any independent counsel or other adviser retained by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall promptly report to the Board of Directors its engagement of any advisor, including the scope and terms of such engagement.

V.
FUNCTIONS:

        The Audit Committee shall:

  1.
  meet as often as it determines, but not less frequently than quarterly;

  2.
  be directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent public accountants (including resolution of disagreements between management and the independent public accountants regarding financial reporting) and the independent public accountants shall report directly to the Audit Committee;

  3.
  ensure receipt of an annual formal written statement from the Company's independent public accountants delineating all relationships between the independent public accountants and the Company and discuss with the independent public accountants any such relationships that may impact the objectivity and independence of the independent public accountants; and take appropriate action to oversee the independence of the independent public accountants;

  4.
  obtain and review annually, prior to the filing of the Company's Annual Report on Form 10-K, a report from the independent public accountants describing (a) all critical accounting policies and practices used or to be used in the annual audit of the Company's year-end financial statements (the "Annual Audit"), (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants, and (c) other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences, and discuss with the independent public accountants any material issues raised in such report;

  5.
  be responsible for the preapproval of all audit services and permissible non-audit services to be provided to the Company by the independent public accountants, subject to any exceptions provided in the Act and the rules of the SEC promulgated thereunder (it being understood that the Audit Committee may delegate to one or more of its members the authority to grant such preapprovals, provided that any preapproval granted by such member or members must be presented to the full Audit Committee at its next scheduled meeting);

  6.
  review, in consultation with the independent public accountants, the internal auditing staff of the Company, and such other advisors as the Audit Committee may deem necessary, the scope, purpose and procedures of the overall audit plans of the internal auditing staff and the independent public accountants, review the results thereof and take any necessary actions in connection therewith;

  7.
  review external and internal audit reports of the Company;

  8.
  consult with the independent public accountants, senior management, the internal auditing staff of the Company and such other advisers as the Audit Committee may deem necessary regarding their evaluation of the adequacy of the Company's "internal controls over financial reporting" and "disclosure controls and procedures" (as such terms are defined by the SEC), and make specific recommendations to the Board of Directors in connection therewith;

  9.
  assure the regular rotation of the lead audit partner, the concurring partner and other audit partners as required by law;

  10.
  review recommendations made by the independent public accountants and the internal auditing staff of the Company, report to the Board of Directors with respect thereto and with respect to external and internal audit reports of the Company, and take any necessary actions in connection therewith;

  11.
  review legal and regulatory matters that may have a material impact on the financial statements;

  12.
  review periodically the Company's Code of Business Conduct, the Company's Code of Ethics for Board of Directors and the Company's program to monitor compliance with those Codes;

  13.
  meet with the independent public accountants, the internal auditing staff of the Company, management, and the General Counsel of the Company in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee;

  14.
  review and discuss with the independent public accountants and management the Company's annual audited financial statements (including the MD&A) and recommend to the Board of Directors the inclusion of the Company's audited financial statements in its Form 10-K;

  15.
  review and discuss with the independent public accountants and management the Company's quarterly unaudited financial statements prior to the publication of the Company's earnings release and prior to the inclusion of such financial statements (including the MD&A) in the Company's Form 10-Q;

  16.
  prior to the filing of each Form 10-Q and the Form 10-K, be available to discuss with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 and other matters that should be communicated to the Audit Committee under the professional standards of the American Institute of Certified Public Accountants;

  17.
  be responsible for the review and oversight of all related-party transactions, as such term is defined by the rules of the AMEX;

  18.
  establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and review periodically with management these procedures and, if appropriate, any significant complaints received, to the extent required by the Act, the rules of the SEC or the AMEX;

  19.
  prepare a report to shareholders as required by the SEC and the AMEX;

  20.
  review and reassess the adequacy of this Charter on an annual basis;

  21.
  review and evaluate at least annually its own performance and effectiveness; and

  22.
  perform such other duties as the Board of Directors shall from time to time assign to it.

VI.
LIMITATIONS:

        While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company's management is principally responsible for Company accounting policies, the preparation of the financial statements and ensuring that the financial statements are prepared in accordance with generally accepted accounting principles. The Company's independent public accountants are responsible for auditing the Company's financial statements.

        In its oversight capacity, the Audit Committee is neither intended nor equipped to guarantee with certainty to the full Board of Directors and stockholders the accuracy and quality of the Company's financial statements and accounting practices. Nor is it the duty of the Audit Committee to assure the Company's compliance with laws and regulations or compliance with the Company's Code of Business Conduct or the Board of Directors' compliance with the Company's Code of Ethics for Board of Directors. The primary responsibility for these matters also rests with the Company's management. The Audit Committee must necessarily rely upon information it receives, questions and assesses in fulfilling its functions.

        The Board of Directors and the Audit Committee also recognize that meeting the responsibilities of an Audit Committee requires a degree of flexibility. To the extent that procedures included in this Charter go beyond what is required of an Audit Committee by existing law and regulation, such procedures are meant to serve as guidelines rather than inflexible rules and the Audit Committee is encouraged to adopt such different or additional procedures as it deems necessary from time to time to fulfil its functions.

* * * * * *

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 [BARCODE]	000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T [BARCODE]
☐	Mark this box with an X if you have made changes to your name or address details above.
Annual Meeting Proxy Card

(A)    Election of Directors

1.
The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Class I - H. J. Harczak, Jr.	☐	☐
02 - Class II - P. Denuit	☐	☐

(B)    Proposal
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratify Accountants for 2004.	☐	☐	☐
3.
In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.

(C)    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
NOTE: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /
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Proxy—United States Cellular Corporation

Proxy for Common Shares Solicited on Behalf of the Board of Directors for the
Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION
To Be Held on June 29, 2004

The undersigned hereby appoints LeRoy T. Carlson, Jr. and John E. Rooney, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2004 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, June 29, 2004, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominees in Proposal 1 and "FOR" Proposal 2. If a nominee is unable to serve or for good cause will not serve, the persons named in this proxy shall have discretionary authority to vote for a substitute nominee designated by the Board of Directors (unless authority to vote for nominees has been withheld).

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Investor Services.

(Continued and to be signed on Reverse Side)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
VOTING INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
COMMITTEES AND MEETINGS
PROPOSAL 2 INDEPENDENT AUDITORS
FEES PAID TO PRINCIPAL ACCOUNTANTS
PRE-APPROVAL PROCEDURES
AUDIT COMMITTEE REPORT
CHANGE IN INDEPENDENT AUDITORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
SOLICITATION OF PROXIES
FINANCIAL INFORMATION
OTHER BUSINESS
EXHIBIT A